Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ADDS FACILITY IN OHIO

DALLAS, Texas (October 14, 2002) — United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has purchased a majority interest in Zeeba Ambulatory Surgery Center, LLC, located in Northern Ohio.  The 10,000-square-foot multi–specialty facility, which consists of five operating rooms, one procedure room and two overnight stay rooms, specializes in orthopedics, gastroenterology, plastic surgery and ophthalmology.

“We are pleased to complete this strategic transaction as Zeeba Ambulatory Surgery Center is located less than 20 miles from our recently acquired surgery center in Middleburg Heights, Ohio, and one hour from our facility in Austintown, Ohio,” said Donald E. Steen, chairman and chief executive officer of United Surgical Partners International.  “In addition, the surgery center has a strong physician group and staff, which have earned the facility an excellent reputation in the community.  We believe this strong reputation will be invaluable in our efforts to add physicians and specialties, enabling us to further increase the facility’s case volume.”

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 62 surgical facilities in the United States, Spain and the United Kingdom.  Of these, 24 domestic facilities are jointly owned with 10 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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